Exhibit 99.1

Ally Financial Inc. Announces Consent Solicitation For The Holders Of Its 8.000% Notes Due 2031 (CUSIP No. 370425RZ5)

DETROIT, March 11, 2016 — Ally Financial Inc. (NYSE: ALLY) announced today that it has commenced a consent solicitation (the “Consent Solicitation”) from holders of record at 5:00 p.m., New York City time, on March 10, 2016, of its 8.000% notes due 2031 (CUSIP No. 370425RZ5) (the “Notes”) to terminate the replacement capital covenant entered into by Ally (as successor to GMAC) dated as of November 30, 2006 in connection with the issuance by Ally of 1,555,000 preferred membership interests which were subsequently converted into Ally’s Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A of which there are currently 27,870,560 shares outstanding (the “Series A Preferred Shares”). The proposed termination of the replacement capital covenant requires, among other conditions, the consent (the “Consent”) of the holders of Notes representing at least 51% in aggregate principal amount outstanding. The complete terms and conditions of the consent solicitation are as set forth in Ally’s Consent Solicitation Statement dated March 11, 2016, and the related Letter of Consent (together, the “Solicitation Documents”), to be distributed to holders of the Notes for their consideration. Holders are urged to read the Solicitation Documents carefully.

Under the terms of the replacement capital covenant, Ally may only redeem the Series A Preferred Shares if a specified amount of the funds used are proceeds from the sale of equity or certain equity-like securities and if such sale took place within a specified time period prior to such redemption. If the proposed termination becomes effective, Ally will not be subject to such restrictions with respect to a redemption of any or all of the Series A Preferred Shares.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on Tuesday, March 22, 2016, unless extended or earlier terminated by Ally (the “Expiration Time”). If Ally accepts the valid Consents of holders of at least 51% in aggregate principal amount outstanding of the Notes (the “Requisite Consents”) and the conditions to the Consent Solicitation described in the Consent Solicitation Statement are satisfied or waived, holders who validly deliver their Consent by the Expiration Time in the manner described in the Solicitation Documents will be eligible to receive a consent fee of $10 in cash per $1,000 in principal amount of the Notes as to which such Consent was validly delivered. Consents may be revoked at any time prior to the earlier of the date on which the Requisite Consents are obtained and the Expiration Time, which is referred to as the “Revocation Deadline,” but not thereafter.

If the proposed termination of the replacement capital covenant is approved, the termination will be binding on all holders of the Notes, including those that did not deliver their Consent, and only holders validly delivering their Consent on or prior to the Expiration Time will be eligible to receive the consent fee.

With respect to any consent accepted by Ally, Ally will also pay the relevant soliciting broker a fee of $5 in cash per $1,000 in principal amount of the Notes, provided that such fee will only be paid with respect to the first $250,000 aggregate principal amount of Notes for which a Consent is provided for any individual holder of the Notes. The payment of such soliciting broker fee and the consent fee is subject to receipt by Ally of the Requisite Consents and satisfaction of the other conditions to the Consent Solicitation.

Copies of the Solicitation Documents may be obtained by holders of the Notes from the Information and Tabulation Agent for the Consent Solicitation, Global Bondholder Services Corporation, at (866) 807-2200.

Citigroup and Morgan Stanley are the Solicitation Agents for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Citigroup at (toll-free) (800) 558-3745 or (collect) (212) 723-6106 or Morgan Stanley at (toll free) (800) 624-1808 or (collect) (212) 761-1057.

None of Ally, the Information and Tabulation Agent, the Solicitation Agents or any of their respective affiliates makes any recommendation as to whether holders of the Notes should deliver their Consent to the proposed termination of the replacement capital covenants pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such recommendation. Each holder of the Notes must make its own decision as to whether to give its Consent.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS.

THE CONSENT SOLICITATION IS BEING MADE ONLY PURSUANT TO THE SOLICITATION DOCUMENTS THAT THE INFORMATION AND TABULATION AGENT WILL DISTRIBUTE TO HOLDERS OF THE NOTES. HOLDERS OF THE NOTES SHOULD READ CAREFULLY THE SOLICITATION DOCUMENTS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE CONSENT SOLICITATION, BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE CONSENT SOLICITATION.

About Ally Financial

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally’s automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company’s direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally’s Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $158.6 billion in assets as of December 31, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Contact:

Gina Proia

646-781-2692

gina.proia@ally.com